[Logo of Dollar General Corporation]

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 /http://www.dollargeneral.com

DOLLAR GENERAL EXPANDS ITS BOARD OF DIRECTORS

Company Announces Appointment of Paula A. Price to Board

Goodlettsville, Tennessee, (August 13, 2014) – Dollar General Corporation (NYSE: DG) today announced the appointment of Paula A. Price, Senior Lecturer at Harvard Business School, to its board of directors effective August 26, 2014.

“We are delighted to welcome Paula to the Dollar General board of directors,” said Rick Dreiling, Dollar General’s chairman and chief executive officer. “Her broad financial experience, including as Chief Financial Officer of Ahold USA and as a board member for several public companies, brings valuable insights to our company as we continue to grow our business.”

The election of Price to Dollar General’s board will bring the total number of directors to eight. Price, who has been designated an audit committee financial expert, will serve on the audit committee of Dollar General’s board.

Price has been Senior Lecturer at Harvard Business School in the Accounting and Management Unit since July 2014.  She was Executive Vice President and Chief Financial Officer of Ahold USA from May 2009 until January 2014.  Before joining Ahold, she was the Senior Vice President, Controller and Chief Accounting Officer at CVS Caremark Corporation from July 2006 until August 2008.  Earlier in her career, Price served as the Chief Financial Officer for the Institutional Trust Services division of JPMorgan Chase and held several other senior management positions in the U.S. and the U.K. in the financial services and consumer packaged goods industries.  A certified public accountant, she began her career at Arthur Andersen & Co.  Price currently serves as a director of Accenture and Western Digital Corporation. She previously served as a director of Charming Shoppes, Inc.  She earned her MBA from the University of Chicago and her BS from DePaul University.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,500 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Contact Information:

Investors:

Mary Winn Pilkington

(615) 855-5536

Emma Jo Kauffman

(615) 855-5525

Media:

Dan MacDonald

(615) 855-5209